UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2023

Mama’s Creations, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40597	27-0607116
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Branca Road, East Rutherford, NJ	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 532-1212

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	MAMA	NASDAQ

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2023, the Board of Directors of Mama’s Creations, Inc. appointed Lynn Blake to serve as a member of the Company’s Board of Directors (the “Board”). Ms. Blake will join the Audit Committee and Nominating and Governance Committees of the Board.

Ms. Blake brings over 30 years of financial leadership experience to the Mama’s Creations Board, including Chief Financial Officer experience at multiple publicly traded companies, a private equity-owned portfolio company, and a venture-backed startup. Most recently, Ms. Blake was Chief Financial Officer of Nuwellis, Inc., a medical device company, from October 2022 to September 2023. Prior to this, she was Managing Director at Growth Operators, a business consulting firm, from January 2020 to October 2022. Before this, Ms. Blake was Chief Financial Officer at Tactile Systems Technology, Inc., a medical device development company, from April 2016 to September 2018. Her career began in the management development track at Honeywell International, and subsequent key highlights include successful public markets execution and transaction experience as a C-suite executive several publicly traded companies. Currently, Ms. Blake serves on various private and non-profit boards, including The trū Shrimp Companies, Elire, Inc., Volunteers of America and the CFO Leadership Council. Ms. Blake holds a BBA in Accounting & Finance from the University of Wisconsin – Madison, as well as an MBA from the Carlson School of Management at the University of Minnesota.

There are no arrangements or understandings between Ms. Blake and any other person pursuant to which she was selected as a director of the Company. For her service on the Board, Ms. Blake will be entitled to receive compensation provided to non-employee directors as approved by the Board and described in the Company’s Form 10-K filed on April 26, 2023, including a prorated grant of 8,095 Restricted Stock Units for board service.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Mama’s Creations, Inc.

By:	/s/ Adam L. Michaels
Name:	Adam L. Michaels
Title:	Chief Executive Officer

Dated: November 14, 2023